As filed with the Securities and Exchange Commission on: September 16, 2005

                                                                Registration No.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AMAZON BIOTECH, INC.

                 (Name of small business issuer in its charter)

           Utah                           9995                    87-0416131
(State or jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
      incorporation           Classification Code Number)    Identification No.)
     or organization)

       43 West 33rd Street, Suite 405, New York, NY 10001, (212) 695-3003

          (Address and telephone number of principal executive offices and principal place of business)

               43 West 33rd Street, Suite 405, New York, NY 10001

     (Address of principle place of business or intended place of business)

                 Mechael Kanovsky, 43 West 33 Street, Suite 405,
                    New York, New York 10001, (212) 695-3003

            (Name, address and telephone number of agent for service)

                                   Copies to:

       Marc A. Indeglia, Esq., Spectrum Law Group, LLP, 1900 Main Street,
               Suite 125, Irvine, California 92614, (949) 851-4300

                                 ---------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                -----------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================== =========================== ======================== ======================== =================
                                                                   Proposed                 Proposed
    Title of Each Class of                                     Maximum Offering         Maximum Aggregate        Amount of
 Securities to be Registered     Amount to be Registered        Price per Share          Offering Price       Registration Fee
------------------------------- --------------------------- ------------------------ ------------------------ -----------------
Common Stock, $.001 par value         5,090,000 Shares (1)         $0.17 (2)                $865,300               $109.54
------------------------------- --------------------------- ------------------------ ------------------------ -----------------

(1) Includes 1,545,000 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on September 13, 2005, as reported in the over-the-counter market.

                             -----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated September 15, 2005.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus
                                5,090,000 Shares

                              Amazon Biotech, Inc.

                                  Common Stock

         This prospectus relates to the offer and sale of 5,090,000 shares of our common stock by the selling stockholders identified in this prospectus, of which 1,545,000 may be issued and sold only upon the exercise of certain warrants.

         The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. We may, however, receive $2,920,250 from the exercise of the warrants.

         Our common stock currently trades on the OTC Bulletin Board under the symbol "AMZB.OB." On September 13, 2005, the last reported sale price of the common stock of the OTC was $0.17 per share.

         Investing in our common stock involves risks, and investors should not buy these shares unless they can afford to lose their entire investment. Please see "Risk Factors" beginning on page 5 to read about certain factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September __, 2005

                         Cautionary Statement Concerning
                           Forward-Looking Information

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. These are statements that relate to future periods and include statements regarding our future strategic, operational and financial plans, potential acquisitions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, plans related to sales strategies and efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, the adequacy of our current facilities and our ability to obtain additional space, use of future earnings, and the feature, benefits and performance of our current and future products and services.

         You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," "seek" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 5. These and other factors may cause our actual results to differ materially from any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements.

         We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For these statements, we claim the protection of the "bespeaks caution" doctrine. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

         Factors that may affect forward-looking statements. A wide range of factors could materially affect future developments and performance of our business. Significant factors affecting specific business operations are identified in connection with the description of these operations and the financial results of these operations incorporated by reference into this prospectus. General factors affecting our operations include:

         o Changes in business plans,

         o Changes in U.S., global or regional economic conditions,

         o Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations.

         o Increased competitive pressures,

         o Legal developments that may affect our business,

         o Technological developments that may affect our business, and

         o Changes in government regulations relating to the pharmaceutical industry.

         This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                         Prospectus Summary Information

Our Company

         We are a development stage company that was established to focus on the research and development of novel all-natural drugs for a better quality of life by using the best of traditional medicines from the Amazon region of South America and from nature. Our goal is to be a world leader and contributor in the treatment of HIV naturally through the use of immune-based therapies. An immune-based therapy is defined as any treatment geared toward reestablishing proper functioning of the immune system or directly helping the immune system to fight a virus, i.e. HIV/AIDS.

         Our executive offices currently consist of shared office space located at 43 West 33rd Street, Suite 405, New York, NY 10001 and telephone number (212) 947-3362, and shared offices at Ofer Building, 5 Nahum Hefzadi Street, Jerusalem, Israel 95484. We maintain a website at www.amazonbiotech.com.

The Offering

         This offering relates to the offer and sale of 5,090,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

         3,545,000 of the shares which the selling stockholders are offering are already issued and outstanding and the resale of these shares by the selling stockholders will not affect the total number of outstanding shares. An additional 1,545,000 shares which the selling stockholders are offering are issuable only upon the exercise of the related warrants. Assuming all outstanding warrants are exercised and all shares underlying the warrants are sold in this offering, the outstanding shares will be increased by 1,545,000.

Common stock outstanding before the offering:
         29,980,634

Common stock outstanding if all stock offered by selling stockholders is sold (excluding stock issued upon exercise of warrants):
         29,980,634

Common  stock  outstanding  if  all  outstanding   warrants  are  exercised  and
underlying stock sold:
         31,525,634

OTC Bulletin Board symbol for common stock  "AMZB.OB"

--------------------------------------------------------------------------------

Summary Financial Information

The following table sets forth our selected historical financial data. The selected statement of operations data set forth below for the year ended July 31, 2004, and the balance sheet data set forth below as of July 31, 2004 are derived from our audited financial statements and notes thereto included elsewhere herein. The selected historical statement of operations data set forth below for the nine months ended April 30, 2005, and the balance sheet data set forth below as of April 30, 2005 are derived from our unaudited financial statements included elsewhere herein.

                                            Nine Months Ended       Year Ended
                                              April 30, 2005       July 31, 2004
                                              --------------       -------------
STATEMENT OF OPERATIONS DATA:

Administrative expenses                         $ 1,180,267         $ 7,906,363
Net loss                                         (1,180,267)         (7,906,363)

BALANCE SHEET DATA:

Cash                                            $    53,355         $     1,096
Total assets                                         58,456               3,938
Total liabilities                                   180,636             158,501
Working capital deficit                            (127,281)           (157,405)
Stockholders' deficiency                           (122,180)           (154,563)

                                  Risk Factors

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this annual report before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks.

We are a development stage company, and we have no significant operating history.

         We are a development stage company that has not had operations for many years. Our plans and businesses are "proposed" and "intended" but we may not be able to successfully implement them. Our primary business purpose is to develop and market pharmaceuticals. As of the date of this prospectus, we have two drug candidates, AMZ 0026, and AMZ HG001; however, the FDA has not approved either drug for sale in the United States. In addition, we have not earned revenues and have incurred losses since our incorporation. We currently lack sufficient capital to generate revenue or operate our business in a profitable manner. As a development stage company, our prospects are subject to all of the risks, expenses, and uncertainties frequently encountered by companies in the drug development and pharmaceutical business. In addition, we are subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they will result in material delays in the development of our products. We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

There is a limited trading market for our common stock.

         Our common stock is traded on the OTC Bulletin board under the symbol "AMZB.OB." There has been virtually no trading activity in our stock recently, and when it has traded, the price has fluctuated widely. We consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock. A consistently active trading market for our stock may not develop at any time in the future. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our stock. It is possible that even a limited public market for our common stock will not be sustained after the date of this annual report or at a time at which you may desire to sell your shares.

         Announcements by us or our competitors of innovations or new technologies in the pharmaceutical industry relating to the treatment of HIV and/or AIDS, developments concerning proprietary rights and period-to-period fluctuations in revenues and financial results will have a significant impact on our business and the market price of the common stock. In addition, stock markets in general, and the market for shares of pharmaceutical stocks in particular, have experienced extreme price and volume fluctuations in recent years that have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our common stock is considered to be a "penny stock" and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

         As long as the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain "penny stock" rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

We do not expect to pay dividends for the foreseeable future.

         For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

Any projections used in this prospectus may not be accurate.

         Any and all projections and estimates contained in this prospectus or otherwise prepared by us are based on information and assumptions which management believes to be accurate; however, they are mere projections and no assurance can be given that actual performance will match or approximate the projections.

If we do not obtain government regulatory approval for our products, we cannot sell our products and we will not generate revenues.

         Our principal development efforts are currently centered around the research and development of novel all-natural immune modulator drugs for a better quality of life, by using the best of traditional medicines which we believe show promise for the treatment of a variety of infectious diseases and immune system and metabolic disorders. However, all drug candidates require FDA and foreign government approvals before they can be commercialized. These regulations change from time to time and new regulations may be adopted. None of our drug candidates has been approved for commercial sale. We may incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses while seeking regulatory approval. While limited clinical trials of our drug candidates have been conducted to date, significant additional trials are required, and we may not be able to demonstrate that these drug candidates are safe or effective. If we are unable to demonstrate the safety and effectiveness of a particular drug candidate to the satisfaction of regulatory authorities, the drug candidate will not obtain required government approval. If we do not receive FDA or foreign approvals for our products, we will not be able to sell our products and will not generate revenues. If we receive regulatory approval of a product, such approval may impose limitations on the indicated uses for which we may market the product, which may limit our ability to generate significant revenues.

If we do not successfully commercialize our products, we may never achieve profitability.

         We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues and have never commercially introduced a product. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards, or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. If we are unable to develop safe, commercially viable drugs, we may never achieve profitability. If we become profitable, we may not remain profitable.

As a result of our intensely competitive industry, we may not gain enough market share to be profitable.

         The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Because we are pursuing potentially large markets, our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Several of these entities have already successfully marketed and commercialized products that will compete with our products, assuming that our products gain regulatory approval. Companies such as GlaxoSmithKline, Merck & Company, Roche Pharmaceuticals, Pfizer Inc., and Abbott Laboratories have significant market share for the treatment of a number of infectious diseases such as HIV. In addition, biotechnology companies such as Gilead Sciences Inc., Chiron Corporation, and Vertex Pharmaceuticals Inc., as well as many others, have research and development programs in these fields.

         Many of these competitors have greater financial and other resources, larger research and development staffs, and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to develop and market commercial products.

         Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. If competing drug candidates prove to be more effective or less costly than our drug candidates, our drug candidates, even if approved for sale, may not be able to compete successfully with our competitors' existing products or new products under development. If we are unable to compete successfully, we may never be able to sell enough products at a price sufficient to permit us to generate profits.

We may not have sufficient funds to operate our business and may not be able to obtain additional financing.

         We currently have insufficient funds to operate our business according to our proposed business plan. In addition, if unanticipated expenses, problems, and difficulties occur which result in material delays in the development of our products, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition, and results of operations. If we need additional funds, we may seek to obtain them primarily through stock or debt financings. Those additional financings could result in dilution to our stockholders.

We will need to raise additional money before we achieve profitability; if we fail to raise additional money, it could be difficult to continue our business.

         Based on our current plans, we believe that we do not have sufficient financial resources to meet our operating expenses and capital requirements. Accordingly, we will need to obtain additional funds. In addition, changes in our research and development plans or other events affecting our operating expenses may result in unanticipated expenditures. We may also require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

         You should be aware that in the future:

         o        we  may  not  obtain  additional   financial   resources  when
                  necessary or on terms favorable to us, if at all; and

         o        any available additional financing may not be adequate.

         If we cannot raise additional funds when needed, or on acceptable terms, we will not be able to continue to develop our drug candidates.

Failure to protect our proprietary technology could impair our competitive position.

         We have obtained or are in the process of obtaining U.S. and foreign patents and patent applications for our products. Our success will depend in part on our ability to obtain additional United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing. In some of the countries in which we intend to market our products, pharmaceuticals are either not patentable or have only recently become patentable. Past enforcement of intellectual property rights in many of these countries has been limited or non-existent. Future enforcement of patents and proprietary rights in many other countries may be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions. Our domestic patent position is also highly uncertain and involves complex legal and factual questions. The applicant or inventors of subject matter covered by patent applications or patents owned by us may not have been the first to invent or the first to file patent applications for such inventions. Due to uncertainties regarding patent law and the circumstances surrounding our patent applications, the pending or future patent applications we own may not result in the issuance of any patents. Existing or future patents owned by to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, any rights we may have under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

         The manufacture, use or sale of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, or fail to successfully defend an infringement action or have the patents we are alleged to infringe declared invalid, we may:

         o        incur substantial money damages;

         o encounter significant delays in bringing our drug candidates to market;

         o be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment without first obtaining licenses to do so; and/or

         o not be able to obtain any required license on favorable terms, if at all.

         In addition, if another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect our financial results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

         In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Existing pricing regulations and reimbursement limitations may reduce our potential profits from the sale of our products.

         The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product-licensing approval is granted. As a result, we may obtain regulatory approval for a drug candidate in a particular country, but then be subject to price regulations that reduce our profits from the sale of the product. In some foreign markets pricing of prescription pharmaceuticals is subject to continuing government control even after initial marketing approval. In addition, certain governments may grant third parties a license to manufacture our product without our permission. Such compulsory licenses typically would be on terms that are less favorable to us and would have the effect of reducing our revenues.

         Varying price regulation between countries can lead to inconsistent prices and some re-selling by third parties of products from markets where products are sold at lower prices to markets where those products are sold at higher prices. This practice of exploiting price differences between countries could undermine our sales in markets with higher prices and reduce the sales of our future products, if any. The decline in the size of the markets in which we may in the future sell commercial products could cause the perceived market value of our business and the price of our common stock to decline.

         Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing any of our potential products to the market, such products may not be considered cost effective and reimbursement may not be available or sufficient to allow us to sell such products on a profitable or competitive basis.

In some countries, we may be required to grant compulsory licenses for our HIV products or face generic competition for our HIV products.

         In a number of developing countries, government officials, and other groups have suggested that pharmaceutical companies should make drugs for HIV infection available at a low cost. In some cases, governmental authorities have indicated that where pharmaceutical companies do not make their HIV drugs available at a low cost, their patents might not be enforceable to prevent generic competition. Some major pharmaceutical companies have greatly reduced prices for HIV drugs in certain developing countries. If certain countries do not permit enforcement of our patents, sales of our products in those countries could be reduced by generic competition. Alternatively, governments in those countries could require that we grant compulsory licenses to allow competitors to manufacture and sell their own versions of our products in those countries, thereby reducing our sales, or we could respond to governmental concerns by reducing prices for our products. In addition to reducing our sales, compulsory licenses may increase the risk of counterfeiting as we would no longer have control over manufacturing and distribution in those markets. In addition, countries such as Canada are considering amending their patent laws to permit the export of otherwise patented products to countries in the developing world. In all of these situations, our results of operations could be adversely affected.

Our existing products are subject to reimbursement from government agencies and other third parties. Pharmaceutical pricing and reimbursement pressures may reduce profitability.

         Successful commercialization of our products depends, in part, on the availability of governmental and third party payor reimbursement for the cost of such products and related treatments. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. Government authorities and third-party payors increasingly are challenging the price of medical products and services, particularly for innovative new products and therapies. This has resulted in lower average sales prices. Our business may be adversely affected by an increase in U.S. or international pricing pressures. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general. In the U.S. in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the health care system, either nationally or at the state level. These proposals have included prescription drug benefit proposals for Medicare beneficiaries recently passed by Congress. Additionally, some states have enacted health care reform legislation. Further federal and state developments are possible. Our results of operations could be adversely affected by future health care reforms. In Europe, the success of our products will also depend largely on obtaining and maintaining government reimbursement because in many European countries, including the United Kingdom and France, patients are reluctant to pay for prescription drugs out of their own pocket. We also expect that the success of our products in development, particularly in Europe, will depend on the ability to obtain reimbursement. Even if reimbursement is available, reimbursement policies may adversely affect our ability to sell our products on a profitable basis.

         In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once regulatory marketing approval is received, pricing negotiations with governmental authorities can take twelve months or longer. Some foreign governments have passed, or are considering, legislation to require us to sell our products subject to reimbursement at a mandatory discount. Sales of competing products, attempts to gain market share or introductory pricing programs of our competitors could also require us to lower our prices in these countries, which could adversely affect our results of operations.

Delays in the conduct or completion of our preclinical or clinical studies or the analysis of the data from our preclinical or clinical studies may result in delays in our planned filings for regulatory approvals or adversely affect our ability to enter into collaborative arrangements.

         The current status of our drug candidates is set forth below. We have either completed or are in the midst of:

         o        Investigational New Drug status of AMZ 0026; and

         o        AMZ 0026 Approved for Phase I/II studies by the FDA.

         o A double blind study for our natural hair growth product, AMZ HG001, is planned for 2005/2006.

         We may encounter problems with some or all of our completed or ongoing studies that may cause us or regulatory authorities to delay or suspend our ongoing studies or delay the analysis of data from our completed or ongoing studies. We rely, in part, on third parties to assist us in managing and monitoring our preclinical and clinical studies. Our reliance on these third parties may result in delays in completing or failure to complete studies if third parties fail to perform their obligations to us. If the results of our ongoing and planned studies for our drug candidates are not available when we expect or if we encounter any delay in the analysis of the results of our studies for our drug candidates:

         o We may not have the financial resources to continue research and development of any of our drug candidates; and

         o We may not be able to enter into collaborative arrangements relating to any drug candidate subject to delay in regulatory filing.

         Any of the following reasons, among others, could delay or suspend the completion of our ongoing and future studies:

         o        Delays in enrolling volunteers;

         o Interruptions in the manufacturing of our drug candidates or other delays in the delivery of materials required for the conduct of our studies;

         o Lower than anticipated retention rate of volunteers in a trial;

         o        Unfavorable efficacy results;

         o        Serious  side  effects   experienced  by  study   participants
                  relating to the drug candidate;

         o New communications from regulatory agencies about how to best conduct these studies; or

         o        Failure to raise additional funds.

Results of clinical trials are uncertain and may not support continued development of a product pipeline, which would adversely affect our prospects for future revenue growth.

         We are required to demonstrate the safety and effectiveness of products we develop in each intended use through extensive preclinical studies and clinical trials. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. Even successfully completed large-scale clinical trials may not result in marketable products. A number of companies in our industry have suffered setbacks in advanced clinical trials despite promising results in earlier trials. If any of our products under development fail to achieve their primary endpoint in clinical trials or if safety issues arise, commercialization of that drug candidate could be delayed or halted.

If the manufacturers of our products do not comply with current Good Manufacturing Practices regulations, or cannot produce the amount of products we need to continue our development, we will fall behind on our business objectives.

         Manufacturers producing our drug candidates must follow current Good Manufacturing Practices regulations enforced by the FDA and foreign equivalents. If a manufacturer of our drug candidates does not conform to the Good Manufacturing Practices regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process, and may delay our ability to receive FDA or foreign regulatory approval of our products.

         We also rely on our manufacturers to supply us with a sufficient quantity of our drug candidates to conduct clinical trials. If we have difficulty in the future obtaining our required quantity and quality of supply, we could experience significant delays in our development programs and regulatory process.

Our ability to achieve any significant revenue may depend on our ability to establish effective sales and marketing capabilities.

         Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we may need to build a sales and marketing infrastructure. As a company, we have no experience in the sales and marketing of pharmaceutical products. If we fail to establish a sufficient marketing and sales force or to make alternative arrangements to have our products marketed and sold by others on attractive terms, it will impair our ability to commercialize our drug candidates and to enter new or existing markets. Our inability to effectively enter these markets would materially and adversely affect our ability to generate significant revenues.

We may need to develop manufacturing capacity for our existing and future products, which will increase our expenses.

         We have evaluated in the past, and continue to evaluate, the feasibility of acquiring manufacturing capabilities to support the production of our products. These facilities may be required to meet the production capacities required to support clinical trials and to produce such products for commercial sale at an acceptable cost. We have not manufactured these products in the past. Developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We  depend on  relationships  with  other  companies  for  sales  and  marketing
performance  and  revenues.   Failure  to  maintain  these  relationships  would
negatively impact our business.

         We believe that we will be required to develop significant collaborative relationships with major pharmaceutical companies for the sale and marketing of our products. Reliance on collaborative relationships poses a number of risks, including the following:

         o We will not be able to control whether our corporate partners will devote sufficient resources to our programs or products;

         o Disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

         o Disagreements with corporate partners could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

         o Contracts with our corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

         o Corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

         o Corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development; and

         o Our distributors and corporate partners may be unable to pay us.

         Given these risks, there is a great deal of uncertainty regarding the success of any current and/or future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed.

We depend heavily on key personnel, and loss of the services of one or more of our key executives or a significant portion of any prospective local management personnel could weaken our management team adversely affecting our operations.

         Our success largely depends on the skills, experience and efforts of our senior management, particularly our President, Mechael Kanovsky, Ph.D., our Chief Financial Officer, Simcha Edell, our Scientific Director, Arthur Englard, M.D., and our Chief Technology Officer, Chaim Justman. Our operations will also be dependent on the efforts, ability and experience of key members of our prospective local management staff. The loss of services of one or more members of our senior management or of a significant portion of any of our local management staff could weaken significantly our management expertise and our ability to deliver health care services efficiently. We do not maintain key man life insurance policies on any of our officers, although we intend to obtain such insurance policies in the future.

We may face product liability claims related to the use or misuse of our products, which may cause us to incur significant losses.

         We are currently exposed to the risk of product liability claims due to administration of our drug candidates in clinical trials, since the use or misuse of our drug candidates during a clinical trial could potentially result in injury or death. If we are able to commercialize our products, we will also be subject to the risk of losses in the future due to product liability claims in the event that the use or misuse of our commercial products results in injury or death. We currently do not maintain liability insurance. In the event we choose to purchase liability insurance, we cannot predict the magnitude or the number of claims that may be brought against us in the future, accordingly, we do not know what coverage limits would be adequate. In addition, insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against us, regardless of their merit, could substantially increase our costs and cause us to incur significant losses.

Trading in our securities could be subject to extreme price fluctuations that could adversely affect your investment.

         The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, any of the following may have the effect of temporarily or permanently driving down the price of our common stock:

         o        Biological or medical discoveries by competitors;

         o        Public concern about the safety of our drug candidates;

         o        Delays in the conduct or analysis of our clinical trials;

         o        Unfavorable results from clinical trials;

         o        Unfavorable   developments   concerning   patents   or   other
                  proprietary rights; or

         o        Unfavorable domestic or foreign regulatory developments;

         In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies.

         These broad market fluctuations may adversely affect the ability of a stockholder to dispose of the common stock purchased in this offering at a price equal to or above the price at which the common stock was purchased. In addition, in the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, financial condition and results of operations.

Because stock ownership is concentrated, you and other investors will have minimal influence on stockholders' decisions.

         Assuming that issued and outstanding warrants and options for our common stock have not been exercised, our executive officers and/or their affiliated companies directly or beneficially own approximately 58% of our outstanding common stock as of September 1, 2005. As a result our executive officers may be able to significantly influence the management of the company and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

Our directors and executive officers control the company.

         Our directors, executive officers and/or their affiliated companies directly or beneficially own approximately 17,465,000 shares or approximately 58% of our outstanding common stock. Accordingly, these persons, as a group, may be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the company.

Substantial sales of our stock may impact the market price of our common stock.
         Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

The marketability and profitability of our products is subject to unknown economic conditions.

         The marketability and profitability of our products may be adversely affected by local, regional, national and international economic conditions beyond our control and/or the control of our management. Favorable changes may not necessarily enhance the marketability or profitability of the products. Even under the most favorable marketing conditions, there is no guarantee that our products can be sold or, if sold, that such sale will be made upon favorable prices and terms.

Issuing preferred stock with rights senior to those of our common stock could adversely affect holders of common stock.

         Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock. For example, a series of preferred stock may be granted the right to receive a liquidation preference - a pre-set distribution in the event of a liquidation - that would reduce the amount available for distribution to holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

                                 Use of Proceeds

         We intend to use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes.

        These general corporate purposes may include, among others:

         o        working capital;

         o        to reduce our short-term indebtedness; and

         o        to fund acquisitions.

         The precise amounts and timing of the application of proceeds will depend upon, among other things, our funding requirements at the time of issuance and the availability of other funds and our stage in the FDA approval process for our core products and if approved, the market acceptance for such products including AMZ 0026.

                              Plan of Distribution

         This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. The selling stockholders may sell the shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:

         o        transactions in the over-the-counter market;

         o        transactions  on a stock exchange that lists our common stock;
                  or

         o        transactions   negotiated  between  selling  stockholders  and
                  purchasers, or otherwise.

         Broker-dealers may charge commissions to the selling stockholders and the company selling common stock and to purchasers buying shares sold by a selling stockholder or the company. Neither the selling stockholders nor the company can presently estimate the amount of such compensation. We know of no existing arrangements between the company and selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. We believe that certain selling stockholders are "underwriters" within the meaning of the Securities Act and other selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

         We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus. We may, however, receive proceeds of $2,920,250 (before registration costs) from the exercise of warrants to purchase up to 1,545,000 of the shares of common stock offered hereby.

         We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $190,000. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that we and/or the selling stockholders will sell any or all of the shares offered hereunder.

            Management's Discussion and Analysis or Plan of Operation

General

         We are a development stage company that was established to focus on the research and development of novel all-natural drugs for a better quality of life by using the best of traditional medicines from the Amazon region of South America and from nature. Our goal is to be a world leader and contributor in the treatment of HIV naturally through the use of immune-based therapies. An immune-based therapy is defined as any treatment geared toward reestablishing proper functioning of the immune system or directly helping the immune system to fight a virus, i.e. HIV/AIDS.

Our Corporate History

         On February 20, 2004, Asyst Corporation acquired 100% of the outstanding common stock of Amazon Biotech, Inc., a Delaware corporation pursuant to a securities purchase agreement and plan of reorganization. Under the plan of reorganization, Asyst issued 16,000,000 shares of its common stock to the stockholders of Amazon Biotech in exchange for all of the outstanding shares of common stock of Amazon Biotech. Pursuant to the plan of reorganization, 131,250 shares of Asyst common stock were cancelled. Upon the completion of the reorganization, Angelo Chinnici, M.D. and Philip Drachman, the former directors of Amazon Biotech, were appointed as directors of Asyst. On March 10, 2004, Asyst amended its articles of incorporation to change its name to "Amazon Biotech, Inc."

         Since the stockholders of Amazon Biotech (Delaware) owned approximately 99% of our outstanding voting shares after giving effect to the acquisition, and since we were a development stage company with limited operations before the acquisition, Amazon Biotech, (Delaware) is deemed to be the acquirer for accounting purposes, and the transaction has been reflected as a recapitalization of Amazon Biotech (Delaware). In a recapitalization, the historical stockholders' equity of Amazon Biotech (Delaware) prior to the merger will be retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of our stock and Amazon Biotech's stock by an offset to capital.

Plan of Operation

         Once we receive sufficient operating capital, our plan is to begin Phase I and Phase II clinical trials of our AMZ 0026 drug and to conduct a double blind study of our natural hair growth product known as AMZ HG001.

         We are a newly established pharmaceutical company that owns the rights to Abavca/AMZ 0026, a potential immunomodulator drug developed for use in the treatment of the HIV virus. We acquired the rights to the Abavca/AMZ 0026 product line from Advanced Plant Pharmaceuticals, Inc.

         AMZ 0026 was developed by a group of scientists after more than 12 years of intense research. Many users of AMZ 0026 caplets have reported increased CD4 and HGB counts as well as general improvements in energy levels, weight gain, and overall well being. These results were borne out in an 18-month clinical study, which included 30 test subjects who had depressed immune systems.

         Abavca/AMZ 0026 has been given an IND status and has been approved for Phase I/II clinical studies by the FDA. Once we receive sufficient operating capital, we intend to initiate Phase II clinical studies of Abavca/AMZ 0026 within the next 12 months, with an eventual goal of a joint venture with another pharmaceutical company to conduct Phase III trials.

         We also own the rights to a natural hair growth product that contains proprietary herbal ingredients. We intend to conduct a small double blind study on this product within the next twelve months.

         In the event we are able raise sufficient operating capital, we intend to increase the number of our employees to six and to purchase additional laboratory equipment with a portion of any capital proceeds.

Liquidity and Capital Resources

         We currently have limited working capital with which to satisfy our cash requirements. As of April 30, 2005, we have a working capital deficit of $126,281. We will require significant additional capital in order to fund the Phase I/II clinical studies of our drug known as AMZ 0026.

         We have financed our operations primarily through private sales of equity securities. For the year ended July 31, 2004, we raised approximately $268,500 from the sale of common stock and warrants. In addition, on February 24, 2005, we closed the final tranche of a private placement raising a total of $200,000 and on March 7, 2005, we closed a private placement raising an additional $150,000.

         We anticipate that we will need at least $4,000,000 in additional working capital in order to satisfy our contemplated cash requirements for our current proposed plans and assumptions relating to our operations for a period of approximately 12 months. However, our expectations are based on certain assumptions concerning the costs involved in the clinical trials. These assumptions concern future events and circumstances that our officers believe to be significant to our operations and upon which our working capital requirements will depend. Some assumptions will invariably not materialize and some unanticipated events and circumstances occurring subsequent to the date of this annual report. We will continue to seek to fund our capital requirements over the next 12 months from the additional sale of our securities, however, it is possible that we will be unable to obtain sufficient additional capital through the sale of our securities as needed.

         The amount and timing of our future capital requirements will depend upon many factors, including the level of funding received by us anticipated private placements of our common stock and the level of funding obtained through other financing sources, and the timing of such funding.

         We intend to retain any future earnings to retire any existing debt, finance the expansion of our business and any necessary capital expenditures, and for general corporate purposes.

                                    Business

Our Company

         We are a development stage company that was established to focus on the research and development of novel all-natural drugs for a better quality of life by using the best of traditional medicines from the Amazon region of South America and from nature. Our goal is to be a world leader and contributor in the treatment of HIV naturally through the use of immune-based therapies. An immune-based therapy is defined as any treatment geared toward reestablishing proper functioning of the immune system or directly helping the immune system to fight a virus, i.e. HIV/AIDS.

         In 1994, Advanced Plant Pharmaceutical, Inc., a Delaware corporation, developed an investigational new drug now knows as AMZ 0026. On June 5, 2003, Amazon Biotech, Inc., a Delaware corporation, purchased the assets of Advanced Plant Pharmaceutical, Inc., including its AMZ 0026 drug and all accompanying rights. On February 20, 2004, we acquired 100% of the outstanding common stock of Amazon Biotech, Inc., a Delaware corporation pursuant to a securities purchase agreement and plan of reorganization. Under the plan of reorganization, we issued 16,000,000 shares of our common stock to the stockholders of Amazon (Delaware) in exchange for all of the outstanding shares of common stock of Amazon (Delaware). Pursuant to the plan of reorganization, 131,250 shares of our common stock were cancelled. Upon the completion of the reorganization, Angelo Chinnici, M.D. and Philip Drachman, the directors of Amazon (Delaware), were appointed as our new directors. On March 10, 2004, we amended our articles of incorporation to change our name to "Amazon Biotech, Inc."

         Our executive offices currently consist of shared office space located at 43 West 33rd Street, Suite 405, New York, NY 10001 and telephone number (212) 947-3362, and shared offices at Ofer Building, 5 Nahum Hefzadi Street, Jerusalem, Israel 95484. We maintain a website at www.amazonbiotech.com.

Background Information

         The HIV/AIDS Disease

         HIV/AIDS is a disease that has the effect of hindering the body's immune response system, allowing for opportunistic infections and diseases, such as tuberculosis, to overwhelm the body's immune response to disease. It does this by infecting and killing the T-lymphocytes of the immune system, which is consequently unable to deal with other infections, or proliferating cancer cells. There are two variants of the disease, known as HIV-1 and HIV-2, which share certain structural similarities, but differ greatly in certain types of proteins that produce the effects of AIDS. HIV-1 has a shorter time between infection and the onset of the symptoms of AIDS, and is more easily transmitted. Transmission can occur through sexual contact, maternal transmission to infants either in utero or through breastfeeding, or from receiving blood transfusion from, or sharing hypodermic needles with, infected persons. A substantial decline in CD4+ T cells leaves the body vulnerable to certain cancers. Currently there are no known cures for AIDS. However, treatments can slow down the rate at which the HIV/AIDS virus weakens the immune system.

         The HIV-1 virus particle has an outer envelope, which is studded with projections of clusters of glycoprotein molecules, surrounding a dense conical core containing the genomic material. Once received into the bloodstream (by any of the means described above, for example), the virus essentially "docks" with a lymphocyte cell and injects its viral core into the cell. The virus, in effect, hijacks the cell's metabolism, using it to replicate itself so that thousands of new particles are released into the bloodstream, and the cell dies. These particles go on to infect other cells, in a kind of chain reaction. Cells can also be infected by contact with infected cells, owing to certain proteins transmitted by contact. Some virus particles can become trapped in the lymph nodes, where they can remain for long periods and infect other cells. Eventually, so many lymphocyte cells are infected and destroyed that the body's immune system collapses.

         The HIV-1 virus is variable, in that there are two known strains and numerous subtypes (10 of which have been identified to date), each of which is believed to have developed in a certain part of the world. Each of these subtypes is generally associated with a certain type of transmission, such as drug abuse, or sexual transmission. The subtypes differ by slight variations in the glycoproteins, which mean that any effective vaccine will have to deal with all of these variations.

         HIV/AIDS Market Size - Demographics

         Global Statistics

         According to the Joint United Nations Programme on HIV/AIDS, as of December 2003, 40 million people are estimated to be living with HIV/AIDS. Of these, 37 million are adults and 2.5 million are children under the age of 15 years. Approximately two-thirds of these people (26.6 million) live in sub-Saharan Africa; another 18 percent (7.4 million) live in Asia and the Pacific.

         In 2003, approximately 5 million people acquired HIV, including 4.2 million adults and 700,000 children less than 15 years old. HIV/AIDS associated illnesses caused the deaths of approximately 3 million people worldwide, including an estimated 500,000 children 15 years old and younger.

         According to Datamonitor (www.datamonitor.com), approximately 50% of the 40 million people living with HIV/AIDS are undiagnosed and untreated.

         United States Statistics

         The Centers for Disease Control and Prevention, or CDC, reported the following trends in the United States as of December 2002:

         o        850,000  -  950,000  U.S.   residents  were  living  with  HIV
                  infection. Of these 25% are unaware of their infection.

         o About 40,000 new HIV infections occur each year. Approximately 70 percent among men and 30 percent among women. Of these newly infected people, half are younger than 25 years of age.

         o The estimated number of new pediatric AIDS cases (individuals younger than 13 years) fell from 952 in 1992 to 92 in 2002

         o        An estimated 384,906 people were living with AIDS.

         o        An estimated 501,669 people with AIDS had died.

Industry Overview

         The HIV / AIDS Market

         According to the July 2004 Bangkok Conference UNAIDS, global spending on HIV/AIDS has increased 15 fold from $300 million in 1996 to just under $5 billion in 2003. Datamonitor estimates that the overall HIV/AIDS drug market is set to increase 13% in 2004, and year-to-year growth rate for the rest of decade will be 7%.

         Pharmaceutical Industry Overview

         Discovering and developing new drugs is an expensive and time-consuming process. In May 2003, the Tufts Center for the Study of Drug Development released a study that estimates the total cost to develop a new prescription drug has increased from approximately $231 million in 1987 to approximately $897 million in 2000. In addition, it takes between 10 and 15 years to develop a new prescription drug and obtain approval to market it in the United States.

         Over the past 20 years, technological advances have dramatically changed the drug discovery process. New and improved technologies have evolved such as ultra high-throughput screening, new in vitro and in vivo preclinical profiling techniques, and the revolution in genetic-based drug research commonly referred to as genomics. The objective of these innovations is to find more drug targets and to screen against targets much more quickly with literally millions of chemical compounds. This process should produce many more molecules having the ability to affect biological activity. These molecules then need to be tested quickly and economically to determine their viability as potentially safe and effective drug candidates.

         The Drug Discovery and Development Process

         Drug discovery and development is the process of creating drugs for the treatment of human disease. The drug discovery process aims to generate safe and effective drug candidates, while the drug development process involves the testing of these drug candidates for safety and efficacy in animals and humans.

         The Drug Discovery Process

         Targets. Historically, scientists have used classical cellular and molecular biology techniques to map biological pathways in cells to provide a cellular basis for understanding disease processes. Based on this information, scientists are now using a new set of technologies called genomics to pinpoint genes responsible for cellular disease functions. Once genes are identified, they are tested in cellular assays or animals to identify which genes seem to have a causal link between cellular function and occurrence of disease. The preferred genes encode proteins that are used as drug targets in chemical screens.

         Screening. After identifying a potential drug target, researchers develop tests, or assays, in which chemicals are screened for their ability to alter the functional activity of the target. Thousands of chemicals can be quickly screened when these assays are incorporated into high-throughput screening processes. Assays can produce chemicals that interact with a drug target known as "hits." Hits that have good potency and selectivity are called "leads" and are then tested for their potential as drug candidates.

         Lead Generation. Scientists now design compound libraries to provide a starting point to identify leads in the drug discovery process and to better understand the biochemistry and therapeutic relevance of targets. High quality libraries contain compounds of known purity, structure and weight, and also have diverse structural variations. Once a hit is identified in a functional assay, the compound is profiled for drug characteristics such as solubility, metabolism, stability, and feasibility for commercial production.

         Lead Optimization. The process of "lead optimization" involves refining the chemical structure of a lead to improve its drug characteristics, with the goal of producing a preclinical drug candidate. Lead optimization typically combines empirical and rational drug design. In empirical design procedures, large numbers of related compounds are screened for selected chemical characteristics. In rational drug design, chemicals are optimized based on the three-dimensional structure of the target. A lead that has been optimized to meet particular drug candidate criteria and is ready for toxicity testing is called a preclinical candidate.

         Process Research and Development. Compounds created for screening in lead generation and lead optimization are made in relatively small, milligram quantities. Before a drug candidate can be taken into preclinical and clinical trials, larger quantities must be produced. The goal of process research is to improve the ease with which compounds can be produced in these larger quantities, typically by minimizing the number of production steps, and to determine how to reduce the time and cost of production. Process development refers to the production scale-up and further refinement required for clinical trials and commercial manufacturing.

         The Drug Development Process

         The drug development process consists of two stages: preclinical and clinical. In the pre-clinical stage, the new drug is tested in vitro, or in a test tube, and in vivo, or in animals, generally over a period of one to three years. The following discussion describes the role of the Food and Drug Administration, or FDA, in the drug development process in the United States. Similar regulatory processes exist in other countries.

         Prior to commencing human clinical trials in the United States, a company must file with the FDA an Investigational New Drug, or IND, application containing details for at least one study protocol and outlines of other planned studies. The company must provide available manufacturing data, preclinical data information about any use of the drug in humans for other purposes, and a detailed plan for the proposed clinical trials. The design of these trials, also referred to as the study protocols, is essential to the success of the drug development effort. The protocols must correctly anticipate the nature of the data to be generated and results that the FDA will require before approving the drug. If the FDA does not comment within 30 days after an IND filing, human clinical trials may begin.

         The clinical stage is the most time-consuming and expensive part of the drug development process. The drug undergoes a series of tests in humans, including healthy volunteers as well as patients with the targeted disease or condition.

         Human trials usually start on a small scale to assess safety and then expand to larger trials to test efficacy. These trials are usually grouped into the following three phases, with multiple trials generally conducted within each phase:

         o Phase I trials involve testing the drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety data, including tolerance, absorption, metabolism and excretion. This phase lasts an average of six months to one year.

         o Phase II trials involve testing a small number of volunteer patients, typically 100 to 200 persons, who suffer from the targeted disease or condition, to determine the drug's effectiveness and how different doses work. This phase lasts an average of one to two years.

         o Phase III trials involve testing large numbers of patients, typically several hundred to several thousand persons, to verify efficacy on a large scale, as well as long-term safety. These trials involve numerous sites and generally last two to three years.

         After the successful completion of all three clinical phases, a company submits to the FDA a new drug application, or NDA, or a product license application, or PLA, requesting that the drug be approved for marketing. Both the NDA and PLA are comprehensive, multi-volume filings that include, among other things, the results of all preclinical and clinical studies. The FDA's review can last from a few months to several years, depending on the drug and the disease state that is being treated. Drugs that successfully complete this review may be marketed in the United States. As a condition to its approval of a drug, the FDA might require additional clinical trials following receipt of approval, in order to monitor long-term risks and benefits, to study different dosage levels or to evaluate different safety and efficacy parameters in target populations. In recent years, the FDA has increased its reliance on these trials, known as Phase IIIb and Phase IV trials, which allow new drugs that show early promise to reach patients without the delay typically associated with the conventional review process.

Our Products

         HIV/AIDS Drug - AMZ 0026

         We own the rights to a new HIV/AIDS drug known as "AMZ 0026", a naturally derived pharmaceutical drug compound made up on plant substances. The FDA has given this drug an IND status and has approved it for Phase I/II clinical studies. We believe that this is the first case of an IND being given to a plant pharmaceutical drug specifically for HIV/AIDS, and we believe that this is a function of the FDAs need to rapidly expedite potential drugs for this clinical area. AMZ 0026 was developed by a group of scientists after more than 15 years of intense research. [Many users of AMZ 0026 caplets have reported increased CD4 and HGB counts as well as general improvements in energy levels, weight gain, and overall well being. These results were borne out in an 18-month clinical study, which included 30 test subjects who had depressed immune systems.

         AMZ 0026 caplets contain a carefully selected group of 11 natural plant substances that work in harmony to help boost normal metabolic processes that support immune system function. These 11 plants have long and storied histories in ancient herbal medicine and folklore. Many are referred to in the Bible as well as Ayurveda, "India's natural science of life and well-being." Incorporated together in AMZ 0026, we believe the 11 plants offer the best of traditional herbal wisdom and modern science.

         Most conventional HIV/AIDS drugs attack the HIV/AIDS virus by slowing down its rate of multiplication. Many such antiviral drugs have proven unsuccessful, and also give rise to undesirable side effects. We believe that AMZ 0026 may work as an immune modulator drug and therefore strengthen the immune response of HIV/AIDS infected patients and offer a far improved quality of life. To date, AMZ 0026 is not believed to have any side effects.

         We are currently enrolling patients for our Phase I/II clinical trials which we expect to begin in early 2006. These trials will be conducted at the Jersey Shore University Medical Center, an HIV/AIDS luminary center located in Neptune, New Jersey.

         We believe that we are the only company in the HIV/AIDS market with a natural potential immune modulator HIV/AIDS drug. In addition, we believe that there are only five (5) known immune modulators drugs at the development stage for HIV/AIDS Phase I/II clinical trials.

         Currently, we are working on a New Drug Approval, or NDA, for AMZ 0026 and expect to enter into a joint venture with a large pharmaceutical company to conduct our Phase III trials, or follow the FDA "Fast Track" program to market. The FDA's fast track program is intended to facilitate the development and expedite the review of drug candidates intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for these conditions. Under this program, the FDA can, for example, review portions of an NDA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. AMZ 0026 may be eligible for fast track designation, and we may seek to have some of our current or future drug candidates designated as fast track products, with the goal of reducing the development and review time.

         It is possible that the FDA will not grant any of our requests for fast track designation, that any fast track designation would not affect the time of review, or that the FDA will not approve the NDA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, FDA approval of a fast track product can include restrictions on the product's use or distribution (such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience). Approval of fast track products can be conditioned on additional clinical studies after approval.

         FDA procedures also provide for priority review of NDAs submitted for drugs that, compared to currently marketed products, offer a significant improvement in the treatment, diagnosis or prevention of a disease. The FDA seeks to review NDAs that are granted priority status more quickly than NDAs given standard status. The FDA's stated policy is to act on 90% of priority NDAs within six months of receipt. Although the FDA historically has not met these goals, the agency has made significant improvements in the timeliness of the review process. We anticipate seeking priority review of AMZ 0026; however, it is possible that the FDA will not grant priority review status in any instance, that priority review status would not affect the actual time of review, or that the FDA will ultimately not approve the NDA submitted for any of our drug candidates, whether or not priority review status is granted.

         Hair Growth Product - AMZ HG 001

         In addition to our HIV/AIDS drug, we own the rights to a natural hair growth product known as "AMZ HG001," which contains proprietary herbal ingredients. A double blind study is planned for this product during 2005/2006. We intend to market our hair growth product in the U.S. and abroad utilizing a Fortune 1000 marketing company.

Intellectual Property Rights

         We intend to protect the intellectual property rights of our products by obtaining U.S. and foreign patents. Currently, we have U.S. Patent Applications, or patents pending, regarding a Herbal Composition and Method of Treating HIV Infection and a composition use for Hair Growth.

         We may not be able to obtain full intellectual property right protection and, even if we do, it is possible that the registration might not provide any ability to prevent our competitors or others from infringing upon any intellectual property rights that we may have. In addition, we will be required to disclose any trade secrets and proprietary intellectual property not only to our employees and consultants, but also to potential corporate partners, collaborators, and contract manufacturers. In those circumstances, we use our best efforts to obtain adequate assurance of the confidential treatment of the disclosed information. However, any confidentiality agreements that we may enter into with such persons may be breached, any we may not have adequate remedies for any such breach. It is also possible that any trade secrets and proprietary intellectual property may otherwise become known or be independently discovered by competitors. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we, may be able to replicate our products in a manner that could circumvent any protective safeguards. Therefore, it is possible that none of our products will be or remain proprietary.

Manufacturing

         We currently use third party manufactures to manufacture all of our products. These manufacturers use current good manufacturing practice, or GMP, compliant facilities located within the United States.

Competition

         As of the date of this annual report, our primary focus is the development of our HIV/AIDS drug. There are many commercially available products for HIV/AIDS disease, and a large number of companies and institutions are spending considerable amounts of money and other resources to develop additional products to treat these diseases. We believe that our product will compete with other available products based primarily on the following:

         o        efficacy

         o        safety

         o        tolerability

         o        acceptance by doctors

         o        patient compliance

         o        patent protection

         o        ease of use

         o        price

         o        insurance and other reimbursement coverage

         o        distribution

         o        marketing

         o        adaptability to various modes of dosing.

         Any other products we market in the future will also compete with products offered by our competitors. If our competitors introduce data that shows improved characteristics of their products, improve or increase their marketing efforts or simply lower the price of their products, sales of our products could decrease. We also cannot be certain that any products we may develop in the future will compare favorably to products offered by our competitors or that our existing or future products will compare favorably to any new products that are developed by our competitors. Our ability to be competitive also depends upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes and to secure sufficient capital resources for the substantial period that it takes to develop a product.

         The HIV/AIDS competitive landscape is becoming more crowded and complicated as treatment trends continue to evolve. A growing number of anti-HIV drugs are currently sold or are in advance stages of clinical development. We are aware of at least 25 branded drugs available in the U.S. The companies producing these drugs include Pfizer, Merck, Boehringer-Ingelheim and Abbott Laboratories. In addition, many of the companies are in the process of launching formulations of existing drugs now indicated by the FDA for once-daily oral dosing.

         A number of  companies  are pursuing the  development  of  technologies competitive with our research programs. These competing companies include specialized pharmaceutical firms and large pharmaceutical companies acting either independently or together with biopharmaceutical companies. Furthermore, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection and may establish collaborative arrangements for competitive products and programs.

         Other Immune Modulators in Development for HIV/AIDS

         We believe that our AMZ 0026 drug acts as an immune modulator drug. Such drugs act by strengthening the immune response of people infected. Including our company, we believe that currently there are only five other companies developing Immune Modulator drugs for use with HIV/AIDS and at Phase I/II clinical trials. The other five companies are briefly described below.

         Virionyx Corporation Limited. Virionyx Corporation Limited is a New Zealand based private company, which was incorporated on May 31, 2000 and began operations in August 2000. At that time, Virionyx acquired all of the outstanding shares of Probe Pharmaceuticals Corporation Limited, an approved New Zealand drug research and manufacturing operation. On March 26, 2001, Probe Pharmaceuticals Corporation was amalgamated into Virionyx and removed from the New Zealand register of companies.

         Virionyx completed Phase I trials at Harvard Medical School of its HIV/AIDS product known as PEHRG214 in March 2002. The PEHRG214 product is from antibodies from goats. As of July 19, 2004, Virionyx is reported to have insufficient funds to commence its Phase I/II clinical trials which were planned with 40 patients for a 6 month duration in Thailand & Boston.

         Advanced Viral Research Corporation. Advanced Viral Research Corporation is a biopharmaceutical public company with headquarters in Yonkers, New York and established in 1984. Its sole product is AVR118, marketed as "Reticulose", which is a biopolymer with immunomodulator activity. This non-toxic peptide-nucleic acid has shown no indication of human toxicity and appears to stimulate the proflammatory responses required to combat viral infections such as AIDS.

         In March 2002, Advanced Viral Research completed Phase I trials and is currently raising funds to pursue Phase II clinical trials. In November 2003, AVR118 clinical trials began in Israel for the treatment of cachexia (body wasting) in patients with AIDS and it is anticipated that these trials will help facilitate the planned IND application process for injectable AVR118 with the FDA. On February 25, 2004, Advanced Viral Research was granted US patent (No. 6,696,422) for the treatment of HIV infections with AVR118 as a combination therapy with other HIV drugs.

         Hollis Eden Pharmaceuticals Inc. Hollis Eden Pharmaceuticals Inc. is a development-stage San Diego, California based public company established in 1994. Hollis Eden is engaged in the discovery, development and commercialization of products for the treatment of diseases and disorders the body is unable to mount an appropriate immune response, such as HIV/AIDS, tuberculosis, malaria, chemotherapy, radiation injury protection, cystic fibrosis and MS. Hollis Eden lead drug for global infectious disease is HE2000 marketed as "Immunitin." In 2003, Hollis Eden released data from its Phase I/II clinical trials in South Africa in HIV patients who had progressed to late-stage AIDS. Patients experienced a statistically significant increase in a wide range of immune cell types that have been associated with delaying the disease progression and a fall in viral load. Hollis Eden is currently pursing private public partnership to pursue Phase II/III trials.

         Chiron Corporation. Chiron Corporation is a U.S. based company involved in biopharmaceuticals, vaccines and blood testing. Chiron's immune system modulator is Proleukin (Aldesleukin). Chiron is applying an advanced understanding of cancer and infectious disease to create high-value products that address major medical needs. Chiron has maintained and broadened its focus on infectious disease research since its groundbreaking work with hepatitis B antigens in the early 1980s. Since introducing the cancer therapy Proleukin(R) (Aldesleukin) interleukin-2 to the market in 1992, Chiron has been expanding its research and development of products for cancer patients. From 2001 until present, Chiron has been conducting Phase I/II clinical trials studying the use of Proleukin combined in highly active antiretroviral therapy (HAART) in HIV patients with immunosuppression.

         Hemispherx Biopharma, Inc. Hemispherx Biopharma is a U.S. based biopharmaceutical company, established in 1993. Hemispherx is engaged in the manufacture and development of drugs for the treatment of viral and immune based chronic disorders. Its flagship products include Alferon N(R) and the experimental immunotherapeutics Ampligen(R) and Oragens(R). Alferon N Injection(R) is Hemispherx's registered trademark for its injectable formulation of Natural Alpha Interferon, approved by the FDA for genital HPV. These novel products are being developed for globally important chronic viral diseases and disorders of the immune system including HPV, HIV, CFS and Hepatitis. As of May 2004, Ampligen(R) - which belongs to a new class of nucleic acid (RNA, or ribonucleic acid) technologies, is in a Phase II clinical study for HIV. Hemispherx has been issued certain patents on the use of Ampligen(R) alone and Ampligen(R) in combination with certain other drugs including AZT, ddI, ddC, interferon/IL-2 for the treatment of HIV.

         We anticipate that we will face increased competition in the future as our competitors introduce new products to the market and new technologies become available. We cannot determine if existing products or new products that our competitors develop will be more effective or more effectively marketed and sold than any that we develop. Competitive products could render our technology and products obsolete or noncompetitive before we recover the money and resources we used to develop these products.

Employees

         As of July 31, 2005, we had a total of 6 employees, none of which are full-time employees. Of these employees, one is involved in business development, 3 in research and development and 2 in finance. None of our employees are represented by a labor union and we have not entered into a collective bargaining agreement with any union. We have not experienced any work stoppages and consider our relations with our employees to be good

Our Properties

         At present, we do not own any property. Our executive offices currently consist of shared office space located at 43 West 33rd Street, Suite 405, New York, NY 10001 and telephone number (212) 947-3362, and shared offices at Ofer Building, 5 Nahum Hefzadi Street, Jerusalem, Israel 95484. We have a month-to-month lease for our New York office for which we pay approximately $1,000/month. We have an eighteen-month lease for our Israel office at a monthly rent of approximately $1,843. We may require a larger office space if we grow. We believe there is an adequate supply of suitable office space for lease in both Israel and the United States on terms acceptable to us.

Legal Proceedings

         Other than routine litigation incidental to the business, as of the date of this prospectus, we are not involved in any legal proceedings.

                                   Management

Executive Officer and Directors

         Our executive officers and directors, the positions held by them, and their ages are as follows:

         Name                      Age         Position
         ----                      ---         --------

         Mechael Kanovsky          42          Director, President

         Simcha Edell              50          Chief Financial Officer, Director

         Chaim Justman             26          Chief Technology Officer

         Mechael Kanovsky, Ph.D. has served as our President and as a director since November 2004. Dr. Kanovsky worked as a research scientist with the Department of Pathology at the Brooklyn VA Hospital and at State University of New York from 1999 through 2003. While there, his major focus was developing novel therapeutic peptides for the treatment of pancreatic cancer. Prior to associating with our company, Dr. Kanovsky was a consultant for Marantech Corp., Rhode Island helping to develop a cancer screening test. Dr. Kanovsky obtained his Ph.D. in Molecular Biology from Mount Sinai School of Medicine, New York.

         Simcha Edell, MBA, was appointed as our Chief Financial Officer in July 2005. Prior to joining our company, Mr. Edell was the head of finance and business development at SightLine Technologies, Inc. from 1999 to 2003. Mr. Edell holds a Bachelor of Commerce from the University of Toronto and an MBA from York University.

         Chaim Justman has served as our Chief Technology Officer and our Corporate Secretary since March 2004. Mr. Justman has worked for the last five years as a project manager and software consultant for several technology start-up companies including Justco Software and Virtual Cities. He holds a Bachelor of Science Degree in Management Information Systems from Touro College (New York).

Audit Committee

We do not have an audit committee at this time.

Board of Directors

Each director holds office until his successor is elected and qualified or until his earlier termination in the manner provided in our Bylaws. The officers serve at the discretion of the Board.

Scientific Advisory Board

         Angelo Chinnici, M.D. Dr. Chinnici has been in clinical practice for over 20 years, and been affiliated with Meridian Healthcare and the University of Medicine and Dentistry of New Jersey for over 15 years. His affiliation with Meridian Healthcare has given him the opportunity to be involved with a vast number of HIV infected patients and be involved with the day to day management of opportunistic infections and viral-load evaluations. Dr. Chinnici qualified in Internal Medicine at the University of Genoa - School of Medicine and Surgery.

         Kathleen K. Casey, M.D., F.A.C.P., F.I.D.S.A. Dr. Casey has over 20 years' experience as an Infectious Disease Specialist. Dr. Casey has been a full-time professor in the Dept. of Medicine at UMDNJ - Robert Wood Johnson Medical School (New Brunswick, NJ). Dr. Casey is also the medical director of the Monmouth County TB Clinic (Freehold, NJ) and the Section Chief of the Infectious Disease Section at the Dept. of Medicine, Jersey Shore University Medical Center (Neptune, NJ).

         Anthony J. Mangia, M.D., F.A.C.P. Dr. Mangia has over 20 years experience as an expert consultant on infectious diseases. Dr. Mangia currently consults to a variety of hospitals and healthcare centers in the New Jersey area including: St. Francis Hospital, Christ Hospital, Department of Veterans Affairs, Meadowlands Hospital Medical Center, Jersey Medical Center and Greenville Hospital. Since 1991 Dr. Mangia has run a full-time infectious disease practice. Dr. Mangia has been a full time professor on Infectious Disease at Jersey City Medical Center, and Seton Hall.

         Arthur Englard M.D., Ph.D. Dr. Englard is an Assistant Clinical Professor of Medicine at Columbia College of Physicians & Surgeons and a specialist in Immunology and HIV medicine. For 20 years he has been heavily involved in the AIDS Center Program at St. Lukes/Roosevelt Hospital Center (New
York) - from Fellow and Research Associate to Assistant Director. Additionally, Dr. Englard runs a private practice in New York City. He has extensive experience working with HIV/AIDS patients and with clinical drug protocols involving AIDS patients.

         Timothy M. Casey, M.D. Dr. Casey is a phytoplant specialist and Dean of Cook College's Department of Ecology, Evolution, & Natural Resources at Rutgers University, The State University of New Jersey (New Brunswick, NJ)

         Jeffrey L. Gilbert, M.D. Dr. Gilbert has extensive clinical experience with HIV drugs and is affiliated with a Nigerian HIV clinic in. Dr. Gilbert has been a consultant to the NY State Department of Health - STD Division for 13 years and has been affiliated with the Einstein College of Medicine in various capacities: assistant clinical professor of Medicine, assistant clinical professor of Ob/Gyn and a member of its CME Advisory Board, for 20 years. He has also served as the Medical Director for the STD Center of Excellence at Montefiore Medical Center and has received the prestigious designation as a "World Health Organization Expert in Human Diseases" including HIV.

Executive Compensation

         The following table sets forth the cash compensation paid to the Chief Executive Officer and to all other executive officers for services rendered during the fiscal years ended July 31, 2004 and 2003.

                                            Annual Compensation                         Long-Term Compensation
                                                                                                   Common Shares
                                                                                                     Underlying         All
                                                                                    Restricted        Options          Other
                                                                   Other Annual        Stock          Granted         Compen
    Name and Position       Year        Salary          Bonus      Compensation     Awards ($)       (# Shares)       -sation
Angelo Chinnici, MD         2004         -0-            -0-        $354,400 (1)        -0-           ------              -0-
Chief Executive Officer     2003         -0-            -0-                 -0-        -0-           ------              -0-
and Director (until
September 12, 2005)

Mechael Kanovsky            2004         -0-            -0-                 -0-        -0-           ------              -0-
President and Director      2003         -0-            -0-                 -0-        -0-           ------              -0-
As of October 2004

Philip Drachman             2004         -0-            -0-        $204,000 (2)        -0-           ------              -0-
Former President            2003         -0-            -0-                 -0-        -0-           ------              -0-
and Director -
Employment Ended
October 2004

Simcha Edell, MBA           2004         -0-            -0-                 -0-
Chief Financial Officer     2003         -0-            -0-                 -0-
As of July 2005

Chaim Justman               2004         -0-            -0-        $146,800 (3)        -0-           ------              -0-
Chief Technology Officer    2003         -0-            -0-                 -0-        -0-           ------              -0-
and
Corporate Secretary

Bob Hall                    2004         -0-            -0-                 -0-        -0-           ------              -0-
Former President and,       2003         -0-            -0-                 -0-        -0-           ------              -0-
Director
Resigned February 2004

(1) Includes $14,400 paid for services rendered as a consultant and $340,000 pursuant to grants of common stock valued at $1.00 per share.

(2) Includes $104,000 paid for services rendered as a consultant and $100,000 pursuant to grants of common stock valued at $1.00 per share.

(3) Includes $46,800 paid for services rendered as a consultant and $100,000 pursuant to grants of common stock valued as $1.00 per share.

Option Grants and Exercises

         There were no option grants or exercises by any of the executive officers named in the Summary Compensation Table above.

Employment Agreements

         As of the year ended July 31, 2004, we had employment contracts with our Chief Executive Officer, Mr. Angelo Chinnici, MD, and our former President, Mr. Philip Drachman. Mr. Chinnici's employment agreement was for a term of one year beginning on January 5, 2004 and initially compensated Mr. Chinnici in the amount of $1,200 per month. Mr. Drachman's interim employment agreement was for a term of two years beginning on March 14, 2004, and compensates Mr. Drachman in the amount of $8,666 per month. We have entered into employment and/or consultant agreements with our President, Dr. Mechael Kanovsky, our Chief
Technology Officer, Mr. Chaim Justman and our director of new business development, Mr. C.J. Lieberman and intend to enter into an agreement with Mr. Simcha Edell, our Chief Financial Officer. Pursuant to their agreements, each executive officer will be required to devote at least 50% of their business time to our affairs, subject to certain exceptions.

Compensation of Directors

All directors receive reimbursement for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business. From time to time we may engage certain members of the board of directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

Indemnification of Directors

         As  permitted  by  Section  16-10a-841  of the  Utah  Revised  Business
Corporation Act, our Bylaws include a provision that eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty as directors with certain exceptions. In addition, as permitted by Section 16-10a-841 of the Utah Revised Business Corporation Act, our Bylaws provide that we may, in our discretion, (i) indemnify our directors, officers, employees and agents and persons serving in such capacities in other business enterprises at our request, to the fullest extent permitted by Utah law, and (ii) advance expenses, as incurred, to our directors and officers in connections with defending a proceeding.

         The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act. However, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

                 Certain Relationships and Related Transactions

         On February 20, 2004, we acquired 100% of the outstanding common stock of Amazon Biotech, Inc., a Delaware corporation pursuant to a securities purchase agreement and plan of reorganization. Under the plan of reorganization, we issued 16,000,000 shares of our common stock to the stockholders of Amazon
(DE) in exchange  for all of the  outstanding  shares of common  stock of Amazon
(DE). Pursuant to the plan of reorganization, 131,250 shares of our common stock were cancelled. Upon the completion of the reorganization, Angelo Chinnici, M.D. and Philip Drachman, the directors of Amazon (DE), were appointed as our new directors.

         Since 2004, C.J. Lieberman has loaned us $70,045 for certain expenses and working capital, of which $64,045 is still outstanding at April 30, 2005.

          Principal Stockholders and Beneficial Owners and Management.

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 1, 2005 by the following persons:

         o each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

         o        each of our directors and executive officers; and

         o        all of our directors and executive officers as a group.

The following table assumes that there are 29,980,634 common shares issued and outstanding immediately before this offering. Except as set forth in the footnotes to the table, the persons names in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

                                           Number Of Shares
           Name And Address (1)           Beneficially Owned    Percentage Owned
           --------------------           ------------------    ----------------

Esriel Silberer                              10,000,000              33.35%
C.J. Lieberman                                3,455,000              11.52
Advanced Plant Pharmaceutical, Inc.           3,000,000              10.00
Emes Capital Partners LLC. (2)                1,800,000               6.00
  400 Rella Blvd. Suite 174
  Montebello, NY 10901
Halcyon S.A.                                  1,500,000               5.00
  Soctia Bank Building, 4th Floor
  Georgetown, Grand Cayman
  Cayman Islands
Mecheal Kanovsky                                170,000                   *
Chaim Justman                                   100,000                   *
Simcha Edell                                          0                   *
All directors and officers as a group (3        270,000                   *
persons)

----------------------------------------------
* Less than 1% of the outstanding shares of common stock.

(1) Unless otherwise noted, the address for each person is 43 West 33rd Street, Suite 405, New York, NY 10001.

(2)      Include warrants to purchase 1,100,000 shares of common stock.

                            Selling Security Holders

         This prospectus relates to the offer and sale of 5,090,000 shares of our common stock by the selling stockholders identified below. Except as indicated below, none of the selling stockholders are or have been affiliates of ours.

         The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares sold by the selling stockholders.

The following table sets forth (i) the names of the selling stockholders, (ii) the number of shares of common stock owned beneficially by each of them as of September 1, 2005, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." Pursuant to various agreements with the selling stockholders, we have filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public their shares of common stock as specifically set forth below. The following information is based upon information provided by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

         Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

         The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered by the selling stockholders set forth below (and assumes exercise of the 1,545,000 warrants). The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 29,980,634 shares of common stock outstanding as of September 1, 2005.

                                                 Shares Beneficially Owned Prior to
                                                            Offering (1)
                                               ---------------------------------------
                                                 Number of          Number of Shares             Shares           Percentage of
Name                                           Shares Owned             Offered               Beneficially            Class
                                                                                              Owned After          Owned After
                                                                                              Offering (2)        Offering (2)
-----------------------------------------     ----------------    ---------------------      ---------------    ------------------
Emes Capital Partners, LLC (3)                      1,800,000                1,800,000                    0                     *
Halcyon, S.A.                                       1,500,000                  500,000            1,000,000                 3.34%
Jeff Schneider (4)                                     25,000                   25,000                    0                     *
Marketwise Trading (4)                                 50,000                   50,000                    0                     *
Leonard Cohen (5)                                     160,000                   40,000              120,000                     *
Dr. Travel & Tours (5)                                410,000                   40,000              370,000                     *
Stuart I. Kush & Susan C. Kush (6)                     60,000                   60,000                    0                     *
AS Capital Partners, LLC (7)                           70,000                   70,000                    0                     *
Mark Frolich (7)                                      110,000                  110,000                    0                     *
Lyons Capital Group, LLC (8)                          100,000                  100,000                    0                     *
Mechael Kanovsky (9)                                  170,000                   20,000              150,000                     *
Angelo Chinnici (10)                                  740,000                  100,000              640,000                 2.13
C.J. Lieberman (11)                                 3,455,000                1,000,000            2,455,000                 8.18
Esriel Silberber (12)                              10,000,000                1,000,000            9,000,000                30.0
Mosdos Zera Berach                                    100,000                   50,000               50,000                     *
Parker Financial Corp. (13)                           125,000                  125,000                    0                     *

                                   TOTAL           18,875,000                5,090,000           13,785,000

* Less than one percent (1%).

(1)      Includes shares underlying presently exercisable warrants.

(2)      Assumes all of the offered shares are sold.

(3) Includes 400,000 shares underlying warrants exercisable at $0.58 per share, 400,000 shares underlying warrants exercisable at $0.72 per share and 300,000 shares underlying warrants exercisable at $1.13 per share.

(4) Includes 25,000 shares underlying warrants exercisable at $6.00 per share.

(5) Includes 20,000 shares underlying warrants exercisable at $6.00 per share.

(6) Includes 30,000 shares underlying warrants exercisable at $6.00 per share.

(7) Includes 50,000 shares underlying warrants exercisable at $6.00 per share.

(8) Includes 100,000 shares underlying warrants exercisable at $6.00 per share.

(9)      Mr. Kanovsky is our President and one of our directors.

(10)     Mr. Chinnici is our former Chief Executive Officer and directors.

(11) Mr. Lieberman is a consultant for business development and as a result of his ownership may be deemed to be an affiliate.

(12) Mr. Silberer is listed as a principal stockholder and as a result of his ownership may be deemed to be an affiliate.

(13) Includes 125,000 shares underlying warrants exercisable at $1.13 per share. Parker Financial Corp. is a registered broker dealer.

                           Description of Common Stock

         We are authorized to issued 50,000,0000 shares of common stock, of which, as of the date of this prospectus, 29,980,634 shares were issued, outstanding, and held by approximately 740 record holders. Each holder of common stock is entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Our charter does not provide for cumulative voting for the election of directors. As a result, under Utah Law, the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director. Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments will be described in the applicable prospectus supplement. Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Interwest Transfer.

                                  Legal Matters

         Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock being offered by the prospectus.

                                     Experts

         Our financial statements for the year ended July 31, 2004 appearing in this prospectus and this registration statement have been audited by Meyler & Company, LLC, independent auditors, as set forth in their report thereon, which contains an explanatory paragraph with respect to the uncertainty surrounding our ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing

         Changes In Disagreements With Accountants on Accounting and Financial Disclosure

         On  May  27,  2004,  we  dismissed  Mantyla  McReynolds,   LLC  as  our
independent accountants, and we engaged Meyler & Company, LLC as our independent accountants.

         The reports of Mantyla McReynolds, LLC on our financial statements for the fiscal years ended July 31, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the accountant's reports of Mantyla McReynolds, LLC on our financial statements for the fiscal years ended July 31, 2002 and 2003 stated that we had reported no revenues from operations and no assets, and that these factors raised substantial doubt about our ability to continue as a going concern.

         The decision to change accountants from Mantyla McReynolds, LLC to Meyler & Company, LLC was approved by our board of directors and ratified by a majority of our stockholders.

         During our fiscal years ended July 31, 2002 and 2003 and the subsequent interim period through May 27, 2004, the date of the dismissal of Mantyla McReynolds, LLC, we did not have any disagreement with Mantyla McReynolds, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         During  that time,  there were no  "reportable  events" as set forth in
Item 304(a)(1)(i-v) of Regulation S-B adopted by the Securities and Exchange Commission, except that the accountant's reports of Mantyla McReynolds, LLC on our financial statements for the fiscal years ended July 31, 2002 and 2003 stated that we had reported no revenues from operations and no assets, and that these factors raised substantial doubt about our ability to continue as a going concern.

         We engaged Meyler & Company, LLC on May 27, 2004. We had not consulted Meyler & Company, LLC regarding any of the matters specified in Item 304(a)(2) of Regulation S-B.

         We have provided Mantyla McReynolds, LLC with a copy of this disclosure prior to its filing with the Commission. As of the date hereof, Mantyla McReynolds, LLC has not provided any response to this disclosure.

                              Available Information

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission's website on the Internet at http://www.sec.gov.

         Statements contained in this prospectus or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

         We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission (other than information in such documents that is deemed not to be filed):

         (a) Annual  Report on Form  10-KSB  for the fiscal  year ended July 31,
2004;

         (b) Quarterly Reports of Form 10-QSB for the fiscal quarters ended April 30, 2005, January 31, 2005 and October 31, 2004;

         (c) Current Reports on Form 8-K, filed on July 13, 2005 April 26, 2005, March 15, 2005, November 15, 2004 and March 8, 2004 and any amendments thereto; and

         (d) Registration Statement on Form 10-SB filed on July 19, 1999 and any amendments thereto.

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Amazon Biotech, Inc., 43 West 33rd Street, Suite 405, New York, NY 10001 and telephone number (212) 947-3362.

         The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

                          Index to Financial Statements

         Report of Independent Registered Public Accounting Firm     F-2

         Balance Sheets                                              F-3

         Statements of Operations                                    F-4

         Statements of Cash Flows                                    F-5

         Statement of Stockholders' Deficiency                       F-7

         Notes to Financial Statements                               F-9

                              MEYLER & COMPANY, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  ONE ARIN PARK
                                 1715 HIGHWAY 35
                              MIDDLETOWN, NJ 07748

             Report of Independent Registered Public Accounting Firm

Board of Directors
Amazon Biotech, Inc.
New York, NY

We have audited the accompanying balance sheet of Amazon Biotech, Inc., (a Utah corporation in the development stage) as of July 31, 2004 and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Biotech, Inc. as of July 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note B of the financial statements, the Company has incurred a net loss since inception of $7,906,363 and has no significant assets. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are more fully described in Note B to the Financial Statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        Meyler & Company, LLC

Middletown, NJ
October 26, 2004

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                                 BALANCE SHEETS

                                                                      April 30,          July 31,
                                                                        2005               2004
                                                                     -----------       -----------
                                                                     (Unaudited)
                                     ASSETS

CURRENT ASSETS
   Cash                                                              $    53,355       $     1,096
                                                                     -----------       -----------
         Total Current Assets                                             53,355             1,096
OFFICE EQUIPMENT, net of accumulated depreciation of $1,450 and
   $509, respectively                                                      4,801             2,542

INTANGIBLE ASSETS - Production rights                                        300               300
                                                                     -----------       -----------
         Total Assets                                                $    58,456       $     3,938
                                                                     ===========       ===========
                LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Demand note payable                                               $    48,000       $    50,000
   Accounts payable                                                       28,276             7,257
   Accrued expenses-officers                                              19,950            52,199
   Accrued expenses                                                       20,365             8,000
   Loan from officer                                                      64,045            41,045
                                                                     -----------       -----------
         Total Current Liabilities                                       180,636           158,501

STOCKHOLDERS' DEFICIENCY
   Preferred stock, authorized 2,000,000 shares;
      $0.001 par value; no shares issued and outstanding
   Common stock, authorized 50,000,000
      Shares; $0.001 par value; issued
      and outstanding 27,880,634 and 24,640,634 shares,
      respectively                                                        27,881            24,641
   Additional contributed capital                                      8,936,569         7,727,159
   Deficit accumulated during the development stage                   (9,086,630)       (7,906,363)
                                                                     -----------       -----------
   Stockholders' Deficiency                                             (122,180)         (154,563)
                                                                     -----------       -----------
            Total Liabilities and Stockholders' Deficiency           $    58,456       $     3,938
                                                                     ===========       ===========

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                            STATEMENTS OF OPERATIONS

                                                                                                        Cumulative
                                                 For the Nine Months Ended                              Inception
                                                          April 30,                    For  the       October 10, 2002
                                              ------------------------------          Year Ended            to
                                                  2005               2004           July 31, 2004      April 30, 2005
                                              ------------       ------------       -------------      --------------
                                              (Unaudited)         (Unaudited)
ADMINISTRATIVE EXPENSES
  Consulting fees                             $     41,552       $      2,000       $     37,490       $     79,042
  Consulting fees-officers                         121,751            115,453            237,700            359,451
  Stock based compensation                         797,400             42,900          7,483,000          8,280,400
  Other general office expenses                    218,623             44,985            147,664            366,287
  Depreciation                                         941                 45                509              1,450
                                              ------------       ------------       ------------       ------------
           Total Administrative Expenses         1,180,267            205,383          7,906,363          9,086,630
                                              ------------       ------------       ------------       ------------

NET LOSS FOR THE PERIOD                       $ (1,180,267)      $   (205,383)      $ (7,906,363)      $ (9,086,630)
                                              ============       ============       ============       ============

NET LOSS PER SHARE OF COMMON                  $      (0.05)      $      (0.05)      $      (0.82)      $      (0.63)
                                              ============       ============       ============       ============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                            25,843,418          3,904,508          9,606,191         14,458,621
                                              ============       ============       ============       ============

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                            STATEMENTS OF CASH FLOWS

                                                                                                                     Cumulative
                                                                 For the Nine Months Ended                            Inception
                                                                         April 30,                   For the       October 10, 2002
                                                               -----------------------------        Year Ended            to
                                                                  2005              2004          July 31, 2004     April 30, 2005
                                                               -----------       -----------      -------------     --------------
                                                               (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                    $(1,180,267)      $  (205,383)      $(7,906,363)      $(9,086,630)
   Adjustments to reconcile net loss to cash flows from
    operating activities:
      Stock based compensation                                     797,400            42,900         7,483,000         8,280,400
      Depreciation expense                                             941                45               509             1,450
      Operating expenses paid by officer                                                                37,045            37,045
   Changes in assets and liabilities:
      Increase in accounts payable                                  21,019                               7,257            28,276
      (Decrease) increase in accrued expenses - officers           (32,249)                             52,199            19,950
      Increase in accrued expenses                                  12,365             3,486             8,000            20,365
                                                               -----------       -----------       -----------       -----------
            Net cash used in operating activities                 (380,791)         (158,952)         (318,353)         (699,144)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of office equipment                                     (3,200)           (1,051)           (3,051)           (6,251)
                                                               -----------       -----------       -----------       -----------
            Net cash used in investing activities                   (3,200)           (1,051)           (3,051)           (6,251)

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from demand note payable                             43,000                              50,000            93,000
      Payments on demand note payable                              (22,000)                                              (22,000)
      Proceeds from officer loan                                     1,500                              10,000            11,500
      Repayment of officer loan                                     (1,500)                             (6,000)           (7,500)
      Proceeds from issuance of common stock                       415,250           192,000           268,500           683,750
                                                               -----------       -----------       -----------       -----------
            Net cash provided by financing activities              436,250           192,000           322,500           758,750
                                                               -----------       -----------       -----------       -----------
            Net increase in cash                                    52,259            31,997             1,096            53,355

CASH AT BEGINNING OF PERIOD                                          1,096
                                                               -----------       -----------       -----------       -----------
CASH AT END OF PERIOD                                          $    53,355       $    31,997       $     1,096       $    53,355
                                                               ===========       ===========       ===========       ===========

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                                     Cumulative
                                                                 For the Nine Months Ended                            Inception
                                                                         April 30,                   For the       October 10, 2002
                                                               -----------------------------        Year Ended            to
                                                                  2005              2004          July 31, 2004     April 30, 2005
                                                               -----------       -----------      -------------     --------------
                                                               (Unaudited)       (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION

   NON-CASH INVESTING AND FINANCING
      ACTIVITIES

      Issuance of common stock for production rights             $                 $                $      300        $      300
                                                                 =========         ========         ==========        ==========

      Capitalization of ASYST liabilities                        $                 $                $   77,055        $   77,055
                                                                 =========         ========         ==========        ==========

      Recharacterization of ASYST
         accumulated deficit upon reverse merger                 $                 $                $  375,997        $  375,997
                                                                 =========         ========         ==========        ==========

      Issuance of common stock for consulting services           $ 797,400         $ 42,900         $7,483,000        $8,280,400
                                                                 =========         ========         ==========        ==========

      Demand note payable paid by officer                        $  23,000         $                $                 $   23,000
                                                                 =========         ========         ==========        ==========

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                      STATEMENT OF STOCKHOLDERS' DEFICIENCY

                                                                                                       Income (Deficit)
                                                                                                         Accumulated
                               Preferred  Stock          Common Stock        Additional                   During the       Total
                               -----------------   ----------------------   Contributed   Accumulated    Development   Stockholders'
                               Shares     Amount    Shares        Amount      Capital       Deficit         Stage       Deficiency
                               ------     ------   ---------    ---------   -----------    ---------     -----------    -----------
Balance at July 31, 2003                             449,072    $    449    $   298,493    $(353,048)    $     3,087    $   (51,019)
ASYST pre-acquisition net
  loss                                                                                       (26,036)                       (26,036)
December 10, 2001- 3 for 1
  split                                              898,144         898           (898)
February 12, 2004- 8 for 1
  reverse split                                   (1,178,332)     (1,178)         1,178
Recharacterize accumulated
  deficit upon merger                                                          (375,697)     379,084          (3,087)           300
Capitalization of ASYST
  liabilities                                                                    77,055                                      77,055
Cancellation of ASYST shares                        (131,250)       (131)           131
                               ------     ------  ----------    --------    -----------    ---------     -----------    -----------
Balance prior to merger                               37,634          38            262                                         300

Exchange of 16,000,000
  shares of ASYST for Amazon
  Biotech, Inc.                                   16,000,000      16,000        (16,000)
Issuance of 4,290,000 shares
  for consulting services
  valued at $1.00 per share                        4,290,000       4,290      4,285,710                                   4,290,000
Proceeds from issuance of
  750,000 shares at $.0027
  per share                                          750,000         750          1,250                                       2,000
Proceeds from issuance of
  200,000 shares at $0.50
  per share                                          200,000         200         99,800                                     100,000
Proceeds from issuance of
  120,000 shares at $1.00
  per share                                          120,000         120        119,880                                     120,000
Proceeds from issuance of
  50,000 shares at $0.93 per
  share                                               50,000          50         46,450                                      46,500
Issuance of 1,993,000 shares
  for consulting services
  valued at $1.00 per share                        1,993,000       1,993      1,991,007                                   1,993,000
Issuance of 1,200,000 shares
  for consulting services
  valued at $1.00 per share                        1,200,000       1,200      1,198,800                                   1,200,000

Net loss for the year ended
  July 31, 2004                                                                                           (7,906,363)    (7,906,363)
                               ------     ------  ----------    --------    -----------    ---------     -----------    -----------
Balance at July 31, 2004                          24,640,634      24,641      7,727,159                   (7,906,363)      (154,563)

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                STATEMENT OF STOCKHOLDERS' DEFICIENCY (CONTINUED)

                                                                                                       Income (Deficit)
                                                                                                         Accumulated
                               Preferred  Stock          Common Stock        Additional                   During the       Total
                               -----------------   ----------------------   Contributed   Accumulated    Development   Stockholders'
                               Shares     Amount    Shares        Amount      Capital       Deficit         Stage       Deficiency
                               ------     ------   ---------    ---------   -----------    ---------     -----------    -----------
Proceeds from issuance of
  100,000 shares at $0.50
  per share                                          900,000         900        449,100                                     450,000
Costs incurred in private
  placements                                                                    (34,750)                                    (34,750)
Issuance of 540,000 shares
  for consulting services
  valued at $.47 per share                           540,000         540        253,260                                     253,800
Issuance of 180,000 shares
  for consulting services
  valued at $.50 per share                           180,000         180         89,820                                      90,000
Issuance of 1,620,000 shares
  for consulting services
  valued at $.28 per share                         1,620,000       1,620        451,980                                     453,600
Net loss for the nine months
  ended April 30, 2005                                                                                    (1,180,267)    (1,180,267)
                               ------     ------  ----------    --------    -----------    ---------     -----------    -----------
Balance at April 30, 2005
(Unaudited)                               $       27,880,634    $ 27,881    $ 8,936,569    $             $(9,086,630)   $  (122,180)
                               ======     ======  ==========    ========    ===========    =========     ===========    ===========

                 See accompanying notes to financial statements.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                          NOTES TO FINANCIAL STATEMENTS

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

The financial statements presented are those of Amazon Biotech, Inc. (the "Company), a Utah corporation. The Company is a development stage company and has had no operating revenues to date. The Company has developed a product called AMZ 0026, which has an FDA approved IND procedure for Phase I/II clinical studies for HIV/AIDS. The product was developed by a group of scientists after more than 15 years of research and a significant investment. Amazon Biotech, Inc. was initially incorporated in the state of Delaware on October, 10, 2002 as Healthy Cholesterol, Inc. and changed its name to Amazon Biotech, Inc. on May 15, 2003. The Company had no activity prior to July 31, 2003.

Reverse Merger

On February 20, 2004, the stockholders of Amazon Biotech, Inc. a Delaware corporation,, acquired 16,000,000 shares of ASYST Corporation common stock in an exchange of shares, thereby obtaining control of the company. Subsequent to the acquisition, Amazon Biotech, Inc. controlled 99% of the outstanding common stock of the company. In this connection, Amazon Biotech, Inc. (a Delaware corporation) became a wholly owned subsidiary of ASYST Corporation and its officers and directors replaced ASYST Corporation's officers and directors. Prior to the acquisition, ASYST Corporation was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction. Accordingly, for accounting purposes, the acquisition has been treated as an acquisition of Amazon Biotech, Inc. by the Company and a recapitalization of ASYST Corporation. Since the merger is a recapitalization of ASYST Corporation and not a business combination, pro-forma information is not presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

At April 30, 2005 and July 31, 2004, the Company has generated net operating loss carryforwards which expire in 2024. Based on the fact that the Company has generated these operating losses since inception, deferred tax assets have been offset by a valuation allowance of equal amounts.

Net Loss Per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS per share ("EPS") requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods.

Business Combinations and Intangible Assets

In July 2001, the Financial Accounting Standards Board ("FSAB") issued SFAS NO. 141, "Business Combinations". SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

In July 2001, the FASB issued SFAS NO. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 changes the accounting for long-lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and by establishing a primary-asset approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for long-lived assets to be held and used. SFAS No. 144 changes the accounting for long-lived assets to be disposed of other than by sale by requiring that the depreciable life of a long-lived asset to be abandoned be revised to reflect a shortened useful life and by requiring the impairment loss to be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. SFAS No 144 changes the accounting for long-lived assets to be disposed of by sale by requiring that discontinued operations no longer be recognized in a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished operationally and for financial reporting purposes from the rest of the entity.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Office Equipment and Depreciation

Office equipment is stated at cost and is depreciated using the straight line method over the estimated useful lives of the respective assets. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires employee compensation expense to be recorded (1) using the fair value method or (2) using the intrinsic value method as prescribed by accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been if the Company adopted the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of APB 25. For non-employee options and warrants, the company uses the fair value method as prescribed in SFAS 123.

NOTE B - GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred losses since inception of $7,906,363 and $9,086,630 (unaudited) and has no significant assets at July 31, 2004 and April 30, 2005 respectively. The Company is seeking to raise capital through private placements. However, there is no assurance that the Company will be successful in its efforts to raise additional working capital.

These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - COMMON STOCK / RELATED PARTY STOCK TRANSACTIONS

On February 23, 2004, the Company issued 750,00 shares of its common stock to an investor for $2,000 or $0.0027 per share.

In connection with a private placement, on April 25, 2004 the Company issued 200,000 shares of its common stock at $0.50 per share realizing $100,000. Additionally, the Company issued 100,000 common stock warrants at $6.00 per share to the investor in connection with the private placement. Each warrant is entitled to purchase one share of common stock.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE C - COMMON STOCK (CONTINUED)

On March 3, 2004, the Company issued 4,290,000 shares under an S-8 Filing with the Securities and Exchange Commission to consultants at $1.00 per share. The aggregate remuneration of $4,290,000 has been treated as stock based compensation and expensed in the current fiscal year.

The Company, at various dates under a revised private placement plan, sold 120,000 shares of its common stock to investors at $1.00 per share realizing $120,000. Additionally, the Company issued 120,000 warrants at $6.00 per share to the investors which entitles them to purchase one share of common stock for each warrant held.

The Company, under a revised private placement plan, sold 50,000 shares on June 25, 2004 of its common stock to investors at $0.93 per share realizing $46,500. Additionally, the Company issued 50,000 warrants at $6.00 per share to the investors which entitles them to purchase one share of common stock for each warrant held.

On June 1, 2004, the Company issued 1,200,000 shares to consultants at $1.00 per share recording stock based compensation of $1,200,000. Under the agreement with the consultants, the Company will register these shares under an S-8 Filing.

On June 1, 2004, the Company issued 1,993,000 shares to consultants for services rendered at $1.00 per share recording stock based compensation of $1,993,000.

On November 2, 2004 and December 15, 2004, the Company entered into two Securities Purchase Agreements to issue a total of 200,000 units at $0.50 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $0.58 per share, and one warrant to purchase one share of common stock at $0.72 per share.

On November 3, 2004, the Company authorized the issuance of 540,000 shares of its common stock in connection with consulting agreements entered into with the five members of the Company's Scientific Advisory Board and the CEO of the Company. Stock based compensation of $253,800 was recorded based on $0.47 per share.

On November 30, 2004, the Company authorized the issuance of 180,000 shares of its common stock upon entering into two consulting agreements of which one of the agreements is with the President of the Company. 20,000 shares of the stock were issued to the President of the Company. Stock based compensation of $90,000 was recorded based on $0.50 per share.

On February 3, 2005, the Company authorized the issuance of 1,500,000 shares of its common stock in connection with a consulting agreement into which the Company entered. Stock based compensation of $420,000 was recorded based on $0.28 per share.

On February 3, 2005, the Company authorized the issuance of 120,000 shares of its common stock for consulting services, of which 100,000 shares were issued to the President of the Company. Stock based compensation of $33,600 was recorded based on $0.28 per share.

On February 24, 2005, the Company entered into a Securities Purchase Agreement to issue 200,000 units at $0.50 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $0.58 per share, and one warrant to purchase one share of common stock at $0.72 per share.

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE C - COMMON STOCK (CONTINUED)

On March 7, 2005, the Company entered into a Securities Purchase Agreement to issue 300,000 units at $0.50 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $1.13 per share. Costs incurred in the private placement totaling $29,750 have been charged to additional contributed capital.

On April 20, 2005, the Company entered into a Securities Purchase Agreement to issue 200,000 units at $0.50 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $1.13 per share. Costs incurred in the private placement totaling $5,000 have been charged to additional contributed capital. None of the shares have been issued at April 30, 2005, however, all of the shares have been included in the shares outstanding at April 30, 2005.

At July 31, 2004, the Company has reserved 170,000 shares of its common stock for the exercise of common stock warrants.

NOTE D - OFFICE EQUIPMENT

Office equipment is comprised of the following:

                                                       April 30,      July 31,
                                                         2005           2004
                                                        -------       -------
                                                      (Unaudited)
         Computer equipment                             $ 6,251       $ 3,051
         Less accumulated depreciation                   (1,450)         (509)
                                                        -------       -------
         Office equipment, net                          $ 4,801       $ 2,542
                                                        =======       =======

Depreciation expense for the nine months ended April 30, 2005 and 2004, the year ended July 31, 2004, and cumulative inception (October 10, 2002) to April 30, 2005 amounted to $941, $45, $509, and $1,450, respectively.

NOTE E - RELATED PARTY TRANSACTIONS

Loan payable to officer represents expenses paid on behalf of the company in the amount of $37,045 during the year ended July 31, 2004, and working capital loans to the Company in the amount of $23,000 during the nine months ended April 30, 2005 and $10,000 during the year ended July 31, 2004 of which $6,000 has been repaid during the year ended July 31, 2004. The remaining balance of $64,045 and $41,045 at April 30, 2005 and July 31, 2004, respectively, is non-interest bearing and has no stated terms of repayment.

Included in consulting fees-officers is $49,500 recorded as an expense in the year ended July 31, 2004 for consulting services performed February through July of 2003.

Included in stock based compensation is $263,80, $640,000, and $640,000 for 560,000, 640,000 and 640,000 shares of common stock issued to officers of the Company for consulting services during the nine months ended April 30,

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE E - RELATED PARTY TRANSACTIONS (CONTINUED)

2005, the year ended July 31, 2004 and cumulative inception (October 10, 2002) to April 30, 2005, respectively. There was no stock based compensation for common stock issued to officers for the nine months ended April 30, 2004.

NOTE F - RENT

The Company maintains its corporate office in New York and is not required to pay rent. The Company maintains additional office space in Israel and pays $1,843 per month. The lease expired in 2004 with a one year option to renew. Rent expense for the nine months ended April 30, 2005 and 2004, the year ended July 31, 2004 and cumulative inception (October 10, 2002) to April 30, 2005 amounted to $ 16,585, $14,742, $22,113 and $38,698, respectively.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company has long-term employment and consulting agreements with three officers of the Company. The agreements call for annual compensation between $14,400 and $99,000 and expire in March 2006. The agreements also include issuance of the Company's common stock upon the achievement of financial targets and achievement of projected phases in the development of the product.

Future minimum consulting fees for the next two years are as follows:

For the Year Ending                          Amount
-------------------                          ------
July 31, 2005                               $234,200
July 31, 2006                                132,075
                                            --------
Total                                       $366,275
                                            ========

NOTE H - STOCK WARRANTS

The following table summarizes transactions in stock warrants through April 30, 2005 (unaudited):

                                            Weighted                   Weighted
                                            Average                    Average
                                            Exercise     Warrants      Exercise
                               Warrants      Price     Exercisable      Price
                              ---------     --------   -----------     --------
Granted                         270,000     $ 6.00        270,000      $ 6.00
Exercised
Cancelled
                              ---------                 ---------
Balance at July 31, 2004        270,000       6.00        270,000        6.00
Granted                       1,275,000       1.02        875,000        1.16
Exercised
Cancelled
                              ---------                 ---------
Balance at April  30, 2005    1,545,000       1.89      1,145,000        2.30
                              =========                 =========

                              AMAZON BIOTECH, INC.
                        (A Development Stage Enterprise)
                          (Formerly ASYST Corporation)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  July 31, 2004
                           (Unaudited April 30, 2005)

NOTE H - STOCK WARRANTS (CONTINUED)

As of April 30, 2005, there were 1,145,000 exercisable common stock warrants outstanding with a weighted average remaining life of 4.58 years and a weighted average price of $2.30.

NOTE I- UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements at April 30, 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended July 31, 2004. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation of financial position and the results of operations for the nine months ended April 30, 2005 and 2004 have been included. Operating results for the nine months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the full year.

--------------------------------------------------------------------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock.

                 TABLE OF CONTENTS

                                              Page
                                              ----
Prospectus Summary..............................3
Risk Factors....................................5
Use of Proceeds................................14
Plan of Distribution...........................14
Management's Discussion and Analysis
   Or Plan of Operation........................16
Business.......................................18
Management.....................................26
Certain Relationships and Related
   Transactions................................29
Principal Stockholders and Beneficial
   Ownership of Management.....................30
Selling Security Holders.......................31
Description of Common Stock....................33
Legal Matters..................................34
Experts........................................34
Available Information..........................34
Index to Financial Statements.................F-1

         Until _______, 2005, 25 days after commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------


                              AMAZON BIOTECH, INC.

                                5,090,000 Shares

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                               September __, 2005

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Utah Statutes

         Section 16-10a-841 of the Utah Revised Business Corporation Act provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

         "(1) Without limiting the generality of Subsection 16-10a-840(4), if so provided in the articles of incorporation or in the bylaws or a resolution to the extent permitted in Subsection (3), a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:

                  (a) the amount of a financial benefit received by a director to which he is not entitled;

                  (b) an intentional infliction of harm on the corporation or the shareholders;

                  (c)      a violation of Section 16-10a-842; or

                  (d)      an intentional violation of criminal law.

         (2) No provision authorized under this section may eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

         (3) Any provision authorized under this section to be included in the articles of incorporation may also be adopted in the bylaws or by resolution, but only if the provision is approved by the same percentage of shareholders of each voting group as would be required to approve an amendment to the articles of incorporation including the provision.

         (4) Any foreign corporation authorized to transact business in this state, including any federally chartered depository institution authorized under federal law to transact business in this state, may adopt any provision authorized under this section.

         (5) With respect to a corporation that is a depository institution regulated by the Department of Financial Institutions or by an agency of the federal government, any provision authorized under this section may include the elimination or limitation of the personal liability of a director or officer to the corporation's members or depositors."

         Section 16-10a-902 of the Utah Revised Business Corporation Act provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

         "(1)     Except  as  provided  in  Subsection  (4), a  corporation  may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                  (a)      his conduct was in good faith; and

                  (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

                  (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4)      A corporation may not indemnify a director under this section:

                  (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         (5)      Indemnification   permitted  under this section in  connection
with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding."

Charter Provisions

         Our  Articles  of   Incorporation   contain  no  provisions   regarding
indemnification of officers and directors.

Bylaws

         Our Bylaws provide for the indemnification of our directors, officers, employees, or agents under certain circumstances as follows:

         ARTICLE VIII - INDEMNIFICATION

         Section 8.1 Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of his having heretofore or hereafter been a director or officer of the corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; and shall have power to defend such person from all suits as provided for under the provisions of the Utah Business
Corporation Act; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights occurring to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

         Section 8.2 Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, note of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 8.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or of subsection
(o) of Section 16-10-4 of the Utah Business Corporation Act.

         Section 8.4 Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Indemnity Agreements

         Our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we may agreed to provide such indemnification to our directors pursuant to written indemnity agreements.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth estimated expenses to be incurred by us in connection with the issuance and distribution of all shares being registered. All such expenses are estimated except for the SEC registration fee.

Description of Expense                                        Amount ($)

SEC registration fee                                              110
Printing expenses                                               5,000
Fees and expenses of counsel for the Company                   75,000
Fees and expenses of accountants for Company                   60,000
Miscellaneous                                                  50,000
                                                              -------

                        Total                                 190,110

Item 26. Recent Sales of Unregistered Securities

         On March 7, 2005, we issued 300,000 units to a single accredited investor (as defined under Section 501 of the Act) consisting of: (i) one share of common stock and (ii) a warrant to purchase one share of our common stock, with an exercise price of $1.13 per share. The units were sold for an aggregate purchase price of $150,000, or $0.50 per unit. We engaged Parker Financial Corp., an NASD licensed broker-dealer, as a finder for this transaction pursuant to which we paid them a finder's fee $25,000 in cash and a warrant to purchase 125,000 shares of our common stock at an exercise price of $1.13 per share. These issuances were exempt under Section 4(2) of the Act.

         On February 24, 2005, we closed the final traunche of a private placement for the sale of 400,000 units to a single accredited investor consisting of: (i) one share of common stock; (ii) a warrant to purchase one share of our common stock with an exercise price of $0.58 and (ii) a warrant to purchase one share of our common stock with an exercise price of $0.72. The units were sold for an aggregate purchase price of $200,000 or $0.50 per unit. We issued 200,000 units on February 24, 2005 and 100,000 units on each of December 15, 2004 and November 2, 2004. Each of these issuances was exempt under
Section 4(2) of the Act.

         On February 3, 2005, we issued 1,500,000 shares of common stock to Halcyon, S.A. pursuant to the terms of a consulting agreement as a compensatory stock grant. Our board valued the common stock at $0.28 per share, for a total value of $420,000. The issuance was exempt under Section 4(2) of the Act.

         On February 3, 2005, we issued: (i) 100,000 shares of common stock to Mecheal Kanovsky, our President and (ii) 20,000 shares of common stock to Sam Berkowitz, as compensatory stock grants. Our board valued the common stock at $0.28 per share, for a total value of $33,600. The issuances were exempt under
Section 4(2) of the Securities Act.

         On November 3, 2004, we issued: (i) 350,000 shares of common stock to Angelo Chinnici, our Chief Executive Officer and (ii) 190,000 shares of common stock to our Scientific Advisory Board, as compensatory grants. Our board valued the common stock at $0.47 per share, for a total value of $253,800. The issuances were exempt under Section 4(2) of the Act.
         On November 30, 2004, we issued: (i) 20,000 shares of common stock to Mecheal Kanovsky, our President and (ii) 160,000 shares of our common stock to consutlants, as compensatory stock grants. Our Board valued the common stock at $0.50 per share, for a total value of $90,000.

         On August 1, 2004, we issued 50,000 units to one investor consisting of: (i) one share of common stock and (ii) a warrant to purchase one share of our common stock, with an exercise price of $6.00 per share. The units were sold for an aggregate purchase price of $46,500, or $0.93 per unit. The issuance was exempt under Section 4(2) of the Act.

         On June 25, 2004, we issued 50,000 units to one investor consisting of:
(i) one share of common stock and (ii) a warrant to purchase one share of our common stock, with an exercise price of $6.00 per share. The units were sold for an aggregate purchase price of $46,500, or $0.93 per unit. The issuance was exempt under Section 4(2) of the Act.

         On June 1, 2004, we issued an aggregate of 1,993,000 of common stock as compensatory stock grants. Our board valued the common stock at $1.00 per share, for a total value of $1,993,000. Of this amount, 640,000 were issued to officers of our company and the remainder were issued to consultants. These issuances were exempt under Section 4(2) of the Act.

         On April 25, 2004, we issued 100,000 units to a single investor consisting of: (i) two shares of common stock and (ii) a warrant to purchase one share of our common stock, with an exercise price of $6.00 per share. The units were sold for an aggregate purchase price of $100,000, or $1.00 per unit. The issuance was exempt under Section 4(2) of the Act.

         From March 25, 2004 through May 17, 2004, we issued 120,000 units to 5 investors consisting of: (i) one share of common stock and (ii) a warrant to purchase one share of our common stock, with an exercise price of $6.00 per share. The units were sold for an aggregate purchase price of $120,000, or $1.00 per unit. The issuance was exempt under Section 4(2) of the Act.

         On February 23, 2004, we issued 750,000 shares of our common stock to a single investor for an aggregate purchase price of $2,000. The issuance was exempt under Section 4(2) of the Act.

Item 27. Exhibits

Exhibit No        Description
----------        -----------

2.1 Securities Purchase Agreement and Plan of Reorganization by and among Asyst Corporation, Amazon Biotech, Inc., Silvestre Hutchinson, and the stockholders of Amazon Biotech, Inc., dated as of February 20, 2004. (Filed as Exhibit 2.1 to our Amended Current Report on Form 8-K filed on May 11, 2004 and incorporated herein by reference).

3(i).1 Articles of Incorporation. (Attached as an exhibit to our General Form For Registration of Securities on Form 10-SB filed with the SEC on July 19, 1999 and incorporated herein by reference).

3(i).2 Articles of Amendment to the Articles of Incorporation of Asyst Corporation filed on January 5, 2004 with the State of Utah Division of Corporations & Commercial Code. (Attached as
                  Exhibit 3.(i).2 to our Annual Report on Form 10-KSB filed on November 15, 2004 and incorporated herein by reference).

3(i).3 Articles of Amendment to the Articles of Incorporation of Asyst Corporation filed on March 10, 2004 with the State of Utah Division of Corporations & Commercial Code. (Attached as
                  Exhibit 3.(i).3 to our Annual Report on Form 10-KSB filed on November 15, 2004 and incorporated herein by reference).

3(ii) Bylaws. (Attached as an exhibit to our General Form For Registration of Securities on Form 10-SB filed with the SEC on July 19, 1999 and incorporated herein by reference).

4.1 2004 Stock Compensation Plan. (Attached as Exhibit 4.1 to our Registration Statement on Form S-8 filed on March 3, 2004 and incorporated herein by reference).

4.2 2005 Stock Incentive Plan. (Attached as Exhibit 4.1 to our Registration Statement on Form S-8 filed on July 29, 2005 and incorporated herein by reference).

5.1               Opinion of Spectrum Law Group, LLP re legality of shares.*

10.1 Employment Agreement dated January 5, 2004 between Amazon Biotech, Inc. and Dr. Angelo A. Chinnici, M.D. (Attached as
                  Exhibit 10.1 to our Annual Report on Form 10-KSB filed on November 15, 2004 and incorporated herein by reference).

10.2 Interim Employment Agreement dated March 14, 2004 between Amazon Biotech, Inc. and Philip Drachman. (Attached as Exhibit
                  10.2 to our Annual Report on Form 10-KSB filed on November 15, 2004 and incorporated herein by reference).

10.3 Consulting Agreement dated as of February 3, 2005 between Amazon Biotech, Inc. and Halcyon, S.A. (Attached as an Exhibit to our Current Report on Form 8-K filed on April 26, 2005 and incorporated herein by reference.

16.1              Mantyla  McReynolds,  LLC  letter,  dated  January  17,  2005.
                  (Attached as Exhibit 16.1 to our Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference).

23.1              Consent of Spectrum  Law Group,  LLC (filed as part of Exhibit
                  5.1 herein).*

23.2              Consent of Meyler & Company, LLC.

----------
* To be filed by amendment

Item 28. Undertakings

The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Wire One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wire One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on September 15, 2005.

                                       AMAZON BIOTECH, INC.

                                       By:   /s/ Mechael Kanovsky, Ph.D.
                                         ---------------------------------------
                                                Mechael Kanovsky, Ph.D.
                                                President

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

Signatures                    Title                                        Date
----------                    -----                                        ----
/s/ Mechael Kanovsky, Ph.D.   President, Director                 September 15, 2005
---------------------------
Mechael Kanovsky, Ph.D.

/s/ Simcha Edell              Chief Financial Officer, Director   September 15, 2005
---------------------------
Simcha Edell